Exhibit 99.1

Hyperscale Data Evaluating Strategic Alternatives as Balance Sheet Strength Continues to Exceed Public Market Valuation

Company Notes Combined Cash and Bitcoin Holdings Approaching $100 Million While Continuing to Advance its Michigan AI Data Center Platform, Robotics Initiatives and Digital Infrastructure Operations

LAS VEGAS--(PR NEWSWIRE) – May 7, 2026 – Hyperscale Data, Inc. (NYSE American: GPUS), an artificial intelligence (“AI”) data center company anchored by Bitcoin (“Hyperscale Data” or the “Company”), today announced that its management team is actively evaluating a broad range of strategic alternatives intended to enhance stockholder value and address what the Company believes is a substantial disconnect between the public market valuation of the Company and the underlying value of its assets and operations.

As previously disclosed, the Company’s combined cash, restricted cash and Bitcoin holdings have recently approached almost $100 million, while the Company’s market capitalization has remained materially below what management believes reflects the intrinsic value of the business and its strategic assets.

Hyperscale Data’s assets and operations include, among other things:

•	A Michigan-based data center campus that currently has approximately 30 megawatts (“MWs”) of available power capacity, which management believes, with the requisite financing, customers’ lease executions, clearing certain regulatory hurdles including executing agreements with local utility providers, none of which are assured, could expand over time to over 300 MWs of power capacity;
•	AI and high-performance computing infrastructure initiatives;
•	Bitcoin mining and digital asset treasury operations;
•	Robotics and embodied AI initiatives through Omnipresent Robotics, LLC;
•	Financial technology, lending and digital asset platforms through subsidiaries and affiliated entities; and
•	Various operating businesses and strategic investments owned directly or indirectly by the Company through its subsidiaries.

The Company stated that it is reviewing numerous potential strategic and financial options, which may include, among other things, share repurchases, issuer tender offers, structured capital return programs, strategic partnerships, financings, acquisitions, divestitures other than the Divestiture described below, joint ventures, or other transactions designed to maximize long-term stockholder value. The Company emphasized that all strategic and financial alternatives remain under consideration.

“There continues to be a significant disconnect between Hyperscale Data’s public valuation and what we believe are the underlying values of our balance sheet, infrastructure assets and operating businesses,” said Milton “Todd” Ault III, Executive Chairman of Hyperscale Data. “With nearly $100 million in combined cash and Bitcoin holdings, a substantial AI-focused data center platform and ownership interests across multiple operating businesses and strategic initiatives, we believe the current market valuation does not adequately reflect the scale of what we have built.”

Mr. Ault continued, “Accordingly, we are considering a wide range of strategic alternatives intended to unlock value for stockholders, including the potential for various capital allocation initiatives. We believe Hyperscale Data has strategic flexibility that many companies in our sector simply do not possess. All options remain on the table as we evaluate the best path forward for stockholders.”

The Company emphasized that there can be no assurance that any strategic alternative, transaction or capital allocation initiative will ultimately be pursued or completed, and Hyperscale Data does not intend to disclose developments regarding this process unless and until its Board of Directors has approved a specific course of action or disclosure is otherwise deemed appropriate or required.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in the second quarter of 2027. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, equipment rental services, defense/aerospace, industrial, automotive and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through Ault Lending, LLC, a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235